Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Administrative Committee of

The Yellow Roadway Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (33-121370) on Form S-8 of YRC Worldwide, Inc. of our report dated June 24, 2005 with respect to the statements of net assets available for benefits of the Yellow Roadway Corporation Retirement Savings Plan as of December 31, 2004, and the related statements of change in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2005 annual report on Form 11-K of The Yellow Roadway Corporation Retirement Savings Plan.

/s/ KPMG LLP

Kansas City, Missouri

June 29, 2006